Exhibit 10.41
AMENDMENT NO. 2 to THE
MEMORANDUM OF AGREEMENT
THIS AMENDMENT No. 2 TO THE MEMORANDUM OF AGREEMENT (this “Amendment”) is made as of May 23, 2007 by and among Veridien Corporation, a Delaware corporation (“Veridien”), and Mycosol, Inc. a Delaware corporation (“Mycosol”).
     WHEREAS, Veridien and Mycosol entered into that certain Memorandum Of Agreement, dated as of June 1, 2004 (the “MOA”), and Amendment No. 1 To Memorandum Of Agreement, dated as of February 28, 2005 (the “Amendment No. 1 To MOA”), providing for certain potential investments, stock transfers and other related rights and options, as more specifically described therein; and
     WHEREAS, Veridien and Mycosol wish to amend the MOA and Amendment No. 1 To MOA as provided herein to modify certain terms regarding the sale to Veridien of the remaining shares of the Common Stock of Mycosol held by Mycosol’s Initial Principals.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Amendment No. 2 To The Memorandum Of Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.	Amendment of MOA and Amendment No. 1 To MOA. Veridien and the Initial Principals, who, collectively, represent the Board of Directors of Mycosol and substantially all of its shareholders, hereby amend the MOA and Amendment No. 1 To MOA and agree:
(a)	to extend Mycosol’s Series A Preferred Stock Financing (the “Series A Financing”) by $500,000 to $2,500,000 at the equivalent $1.00/share of the Series A Financing.

(b)	that Veridien has the right to invest up to the additional $500,000 in Series A Financing (as newly created) with the same Common Stock Warrant entitlement as granted to investment in the MOA.

(c)	that Initial Principals, Dick Klein and James Hriso, will be paid their full, monthly salaries of $14,583 and $8,333 respectively, beginning February 1, 2007, during their respective employment or consulting with Mycosol. [The parties understand and accept that Co-Founder and Initial Principal, Jeffrey Selph, left the active employment of Mycosol in early December 2005, but continues to serve on Mycosol’s Board of Directors and remains an Initial Principal, a Mycosol shareholder, and, as requested by Mycosol, a technical consultant to the Company]

(d)	that Mycosol’s Initial Principals’ Deferred Salaries between November 1, 2005 and January 31, 2007, will be repaid to the Initial Principals in twelve (12) equal monthly installments from proceeds of a new Series B Financing or other financing subsequent to the Series A Financing, provided that this repayment shall be limited to 20% of monies raised from time to time, from 3rd parties, under the offering(s) [whether invested directly into Mycosol by 3rd parties or by 3rd parties through Veridien with the primary intended purpose of the 3rd party being funding for Mycosol].

(e)	that Veridien will receive two options (the “Option” or specifically, “Option A” and/or “Option B”) from the Initial Principals to acquire all or a portion of their remaining Mycosol Common shares, being 1,882,500 Common shares (the “IP Shares”). Either Option A or Option B can only be exercised if Veridien is fully compliant as of the exercise date with Paragraph 1.(a) through 1.(d) of this Amendment No. 2 To The Memorandum Of Agreement. Payment of the exercised Option to the Initial Principals can, at Veridien’s option, be made through a combination of a lump sum cash payment and Veridien Restricted Common Stock (Rule 144). In the event that Veridien issues any Restricted Common Stock (Rule 144) pursuant to transactions described in this Paragraph 1.(e), at Veridien’s sole option, the parties agree to enter into a certain Stock Purchase Agreement and Escrow Agreement substantially similar to the Stock Purchase Agreement and Escrow Agreement described in Paragraph 4 of Amendment No. 1 Of MOA. If Veridien exercises either Option in more than one traunch, then the purchase price of each traunch will be prorated proportionally to the total fixed price of that Option. If Veridien does not make the full $500,000 investment (Paragraph 1.(a) of this Amendment No. 2), then the Option will be prorated proportionally based on the percent (%) of actual Aggregate Series A Preferred Stock Investments in Mycosol as to that date divided by $2.5 million.
OPTION A
If Veridien exercises 100% of its Option on or before September 30, 2007, then the purchase price for the IP Shares is fixed at
(i) $2,200,000 if payment is made in cash; or
(ii) $2,640,000 if payment is made with Veridien stock. The number of shares of Veridien stock will be determined by dividing the purchase price by the average closing market price of such shares for the 10-days preceding the date the Option is exercised, but in any event the factor used shall not be less than $0.061 per share.
OPTION B
If Veridien exercises 100% of its Option between October 1, 2007, and January 31, 2008, then the purchase price for the IP Shares is fixed at
(iii) $2,500,000 if payment is made in cash; or
(iv) $3,000,000 if payment is made with Veridien stock. The number of shares of Veridien stock will be determined by dividing the purchase price by the average closing market price of such shares for the 10-days preceding the date the Option is exercised, but in any event the factor used shall not be less than $0.061 per share.
Agreement Continues in Effect. MOA and Amendment No. 1 To MOA continue to remain in effect according to their terms except as formally amended hereby.
IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 2 To The Memorandum Of Agreement as of the date first above written.

Mycosol, Inc.		Veridien Corporation

Per:	/s/ Richard B. Klein, CEO	Per:	/s/ Sheldon Fenton, CEO

For The Initial Principals,		Witnessed By,

/s/ Richard B. Klein

/s/ Jeffrey Selph

/s/ James Hriso